www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
Sales Increased 11.6% to $1.72 Billion
Comparable Store Sales Increased 6.6%
Earnings per Share Increased 7.5% to $0.72

Brentwood, TN, October 25, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its third quarter ended September 30, 2017.

Third Quarter Results
Net sales for the third quarter 2017 increased 11.6% to $1.72 billion from $1.54 billion in the third quarter of 2016. Comparable store sales increased 6.6% versus a decrease of 0.6% in the prior year’s third quarter. Each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016 due to the Company’s 2016 fiscal year having 53 weeks versus the normal 52 weeks. Adjusting for the week shift, comparable store sales would have decreased 1.1% in last year’s third quarter. The increase in comparable store sales in the third quarter of 2017 was driven by an increase in both traffic and ticket, with comparable store transaction count increasing 5.0% and average ticket increasing 1.5%. Comparable store sales were positive across all geographic regions and major product categories, including strong performance in year-round, seasonal and emergency response related areas.

Gross profit increased 12.2% to $600.5 million from $535.3 million and gross margin increased 20 basis points to 34.9% from 34.7% in the prior year’s third quarter. Favorable seasonal conditions, strong sell through rates and solid inventory management benefited gross margin. These benefits were partially offset by a greater mix of freight intensive categories and higher average fuel costs.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 15.0% to $452.2 million from $393.3 million in the prior year period. As a percent of net sales, SG&A expenses increased 80 basis points to 26.3% from 25.5% in the third quarter of 2016. The increase in SG&A as a percent of net sales was primarily attributable to higher incentive compensation from the strong year-over-year growth in comparable store sales, store payroll from the Company’s continued effort to enhance customer service and the integration of Petsense expenses. Additionally, the Company has made investments in infrastructure and technology to support its strategic long-term growth initiatives. These SG&A increases were partially offset by leverage in occupancy and other areas of the business from the increase in comparable store sales and cost savings initiatives.

Net income increased 2.7% to $91.9 million from $89.4 million and diluted earnings per share increased 7.5% to $0.72 from $0.67 in the third quarter of the prior year.

The Company opened 36 new Tractor Supply stores and closed one store, a Del’s store, in the third quarter of 2017 compared to 34 new store openings and one store closure, a Del’s store, in the prior year period. The Company also opened two new Petsense stores during the quarter and had no Petsense store closures.

Greg Sandfort, Chief Executive Officer, stated, “We delivered a strong third quarter with sales growth in all of our major product categories and geographic regions, as well as positive same store sales in both traffic and ticket. Our teams took the necessary steps to ensure we were well-stocked with the right products and inventory levels to meet the needs of our customers during the extended summer selling season and storm events. We know our customers look to us for their everyday basic needs, and we believe we have made the appropriate investments to better serve them. With a loyal and dedicated customer base, continued convergence of our physical and digital storefronts, and a greater focus on serving the customer, we believe we are well positioned to drive sustainable, long-term growth and shareholder value.”

First Nine Months Results
Net sales increased 9.1% to $5.30 billion from $4.86 billion in the first nine months of 2016. Comparable store sales increased 2.2% versus a 1.1% increase in the first nine months of 2016. Gross profit increased 8.6% to $1.82 billion from $1.68 billion and gross margin decreased 10 basis points to 34.4% from 34.5% in the first nine months of 2016.

SG&A expenses, including depreciation and amortization, increased 12.0% to $1.32 billion. As a percentage of net sales, SG&A expenses increased 60 basis points to 24.9% compared to 24.3% for the first nine months of 2016.

Net income decreased 0.2% to $312.9 million from $313.5 million and net income per diluted share increased 4.3% to $2.43 from $2.33 for the first nine months of 2016.

The Company opened 74 new Tractor Supply stores, converted its two Hometown Pet stores to Petsense stores, and closed two stores, both Del’s stores, in the first nine months of 2017 compared to 92 new store openings and five Del’s store closures during the first nine months of 2016. The Company also opened 19 new Petsense stores (including the conversion of the Hometown Pet stores) during the first nine months and had no Petsense store closures.

Fiscal 2017 Outlook
Based upon the results of the first nine months of fiscal 2017, the Company is providing the following updated guidance for the expected results of operations in fiscal 2017:

	Updated	Previous
Net Sales	$7.17 billion - $7.22 billion	$7.13 billion - $7.19 billion
Comparable Store Sales	1.7% - 2.2%	1.1% - 1.7%
Net Income	$416 million - $421 million	$413 million - $419 million
Earnings per Diluted Share	$3.25 - $3.29	$3.22 - $3.27
Capital Expenditures	$230 million - $250 million	$250 million - $270 million

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At September 30, 2017, the Company operated 1,665 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 30, 2017, the Company operated 162 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including without limitation, statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic investments. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including from online competitors, weather conditions, the seasonal nature of the business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates at the time the statements are made, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 30, 2017		September 24, 2016		September 30, 2017		September 24, 2016

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,721,704	100.0%	$1,542,706	100.0%	$5,303,544	100.0%	$4,863,037	100.0%
Cost of merchandise sold	1,121,248	65.1	1,007,432	65.3	3,480,177	65.6	3,184,097	65.5
Gross profit	600,456	34.9	535,274	34.7	1,823,367	34.4	1,678,940	34.5

Selling, general and administrative expenses	410,276	23.8	357,592	23.2	1,198,126	22.6	1,076,180	22.1
Depreciation and amortization	41,927	2.5	35,662	2.3	122,701	2.3	103,296	2.1

Operating income	148,253	8.6	142,020	9.2	502,540	9.5	499,464	10.3
Interest expense, net	3,752	0.2	1,110	0.1	9,621	0.2	4,145	0.1

Income before income taxes	144,501	8.4	140,910	9.1	492,919	9.3	495,319	10.2
Income tax expense	52,605	3.1	51,466	3.3	180,063	3.4	181,782	3.7
Net income	$91,896	5.3%	$89,444	5.8%	$312,856	5.9%	$313,537	6.5%

Net income per share:
Basic	$0.73		$0.67		$2.44		$2.35
Diluted	$0.72		$0.67		$2.43		$2.33

Weighted average shares outstanding:
Basic	126,416		133,392		128,293		133,529
Diluted	126,919		134,256		128,910		134,509

Dividends declared per common share outstanding	$0.27		$0.24		$0.78		$0.68

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net income	$91,896	$89,444	$312,856	$313,537

Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes	36	251	165	(1,111)
Total other comprehensive income (loss)	36	251	165	(1,111)
Total comprehensive income	$91,932	$89,695	$313,021	$312,426

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2017	September 24, 2016
ASSETS
Current assets:
Cash and cash equivalents	$70,046	$55,507
Inventories	1,591,555	1,489,934
Prepaid expenses and other current assets	75,618	67,980
Income taxes receivable	4,776	16,335
Total current assets	1,741,995	1,629,756

Property and equipment:
Land	99,323	94,362
Buildings and improvements	1,013,937	906,624
Furniture, fixtures and equipment	593,329	556,276
Computer software and hardware	259,508	209,218
Construction in progress	56,006	50,173
Property and equipment, gross	2,022,103	1,816,653
Accumulated depreciation and amortization	(1,025,266)	(893,488)
Property and equipment, net	996,837	923,165

Goodwill and other intangible assets	124,492	10,258
Deferred income taxes	40,592	53,192
Other assets	24,435	19,362
Total assets	$2,928,351	$2,635,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$609,883	$484,014
Accrued employee compensation	34,497	17,625
Other accrued expenses	186,037	199,327
Current portion of long-term debt	22,500	10,000
Current portion of capital lease obligations	3,545	1,294
Income taxes payable	15,732	—
Total current liabilities	872,194	712,260

Long-term debt	487,228	283,781
Capital lease obligations, less current maturities	33,509	26,246
Deferred rent	104,617	91,681
Other long-term liabilities	59,402	57,025
Total liabilities	1,556,950	1,170,993

Stockholders’ equity:
Common stock	1,362	1,359
Additional paid-in capital	703,292	661,665
Treasury stock	(2,088,145)	(1,645,482)
Accumulated other comprehensive income (loss)	1,557	(1,111)
Retained earnings	2,753,335	2,448,309
Total stockholders’ equity	1,371,401	1,464,740
Total liabilities and stockholders’ equity	$2,928,351	$2,635,733

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 30, 2017	September 24, 2016
Cash flows from operating activities:
Net income	$312,856	$313,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,701	103,296
Loss on disposition of property and equipment	509	219
Share-based compensation expense	22,931	17,326
Deferred income taxes	4,626	2,002
Change in assets and liabilities:
Inventories	(221,899)	(205,559)
Prepaid expenses and other current assets	14,939	19,530
Accounts payable	90,361	56,765
Accrued employee compensation	9,251	(25,059)
Other accrued expenses	(33,259)	2,626
Income taxes	9,154	(6,384)
Other	8,792	7,336
Net cash provided by operating activities	340,962	285,635
Cash flows from investing activities:
Capital expenditures	(152,040)	(167,161)
Proceeds from sale of property and equipment	10,880	366
Net cash used in investing activities	(141,160)	(166,795)
Cash flows from financing activities:
Borrowings under debt facilities	1,010,000	695,000
Repayments under debt facilities	(773,750)	(550,000)
Debt issuance costs	(599)	(1,380)
Principal payments under capital lease obligations	(1,554)	(823)
Repurchase of shares to satisfy tax obligations	(771)	(843)
Repurchase of common stock	(326,647)	(215,692)
Net proceeds from issuance of common stock	9,619	37,421
Cash dividends paid to stockholders	(99,970)	(90,829)
Net cash used in financing activities	(183,672)	(127,146)
Net change in cash and cash equivalents	16,130	(8,306)
Cash and cash equivalents at beginning of period	53,916	63,813
Cash and cash equivalents at end of period	$70,046	$55,507

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$8,010	$3,445
Income taxes	166,027	184,817

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$11,395	$10,493
Non-cash accruals for construction in progress	15,949	17,727

Selected Financial and Operating Information (a)
(Unaudited)

	THIRD QUARTER ENDED			NINE MONTHS ENDED
	Sept. 30, 2017	Sept. 24, 2016	Oct. 1, 2016	Sept. 30, 2017	Sept. 24, 2016	Oct. 1, 2016
		(originally reported)	(adjusted for week shift) (b)		(originally reported)	(adjusted for week shift) (b)
Sales Information:
Comparable store sales increase (decrease)	6.6%	(0.6)%	(1.1)%	2.2%	1.1%	0.8%
New store sales (% of total sales)	5.8%	5.3%		6.1%	5.2%
Average transaction value	$43.39	$43.07		$44.23	$44.21
Comparable store average transaction value increase (decrease)	1.5%	(1.1)%	(1.3)%	0.2%	(0.9)%	(1.0)%
Comparable store average transaction count increase	5.0%	0.5%	0.3%	2.0%	2.0%	1.9%
Total selling square footage (000’s)	27,762	25,404		27,762	25,404
Exclusive brands (% of total sales)	31.6%	32.3%		31.8%	32.3%
Imports (% of total sales)	11.4%	11.2%		11.7%	11.6%

Store Count Information:
Tractor Supply
Beginning of period	1,630	1,542		1,595	1,488
New stores opened	36	34		74	92
Stores closed	(1)	(1)		(4)	(5)
End of period	1,665	1,575		1,665	1,575
Petsense
Beginning of period	160	—		143	—
New stores opened	2	—		19	—
Stores closed	—	—		—	—
End of period	162	—		162	—
Consolidated end of period	1,827	1,575		1,827	1,575

Pre-opening costs (000’s)	$3,863	$2,850		$8,519	$7,666

Balance Sheet Information:
Average inventory per store (000’s) (c)	$796.5	$877.4		$796.5	$877.4
Inventory turns (annualized)	3.11	3.01		3.15	3.13
Share repurchase program:
Cost (000’s)	$78,500	$108,786		$326,647	$215,692
Average purchase price per share	$55.07	$77.17		$62.44	$80.47

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$24.3	$32.0		$59.5	$88.0
Information technology	14.8	13.4		49.1	30.7
Existing stores	10.0	15.6		30.7	37.4
Distribution center capacity and improvements	6.3	5.1		12.6	10.9
Corporate and other	0.0	0.1		0.1	0.2
Total	$55.4	$66.2		$152.0	$167.2

2016 Comparable Store Sales: Originally Reported and Adjusted for Week Shift (b)
(Unaudited)

	FISCAL 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	4.9%	(0.5)%	(0.6)%	3.1%	1.6%
Comparable store sales increase (adjusted for week shift)	2.6%	1.0%	(1.1)%	3.8%	1.6%
Impact of week shift	(2.3)%	1.5%	(0.5)%	0.7%	—%

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Due to the 53-week fiscal 2016, each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016. The tables above represent comparable store sales for 2016 as originally reported and as adjusted to represent the same 13-week period as the 2017 fiscal quarters. The adjusted 13-week periods end on April 2, 2016, July 2, 2016, October 1, 2016 and December 31, 2016, respectively.
(c) Assumes average inventory cost, excluding inventory in transit.